THOMAS EQUIPMENT, INC.
                             1818 N. FARWELL AVENUE
                               MILWAUKEE, WI 53202

                                                              April 14, 2005

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

             Re:      Thomas Equipment, Inc. (the "Company")
                      Registration Statement on Form SB-2
                      Filed March 31, 2005
                      File No. 333-123717

Ladies and Gentlemen:

      We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal as the Company may seek additional private financing. Please apply the Company's filing fee to its account with the SEC.

      If you have any questions concerning this matter, please contact Thomas Rose at (212) 930-9700.

      Thank you for your assistance in this matter.


                                     THOMAS EQUIPMENT, INC.


                                     By: /s/ DAVID MARKS
                                        ----------------------------------------
                                        David Marks
                                        Chairman